                        Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of Burke & Herbert Financial Services Corp. of our report dated September 30, 2022, relating to the consolidated financial statements of Burke & Herbert Financial Services Corp. (as successor to Burke & Herbert Bank & Trust Company) for the year ended December 31, 2020, appearing in Burke & Herbert Financial Services Corp.’s Registration Statement on Form 10, and incorporated by reference in the Registration Statement (No. 333-274810) on Form S-4 declared effective on October 16, 2023.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Roanoke, Virginia
May 1, 2024